Filed Pursuant to Rule 433

Registration Statement No. 333-205897

July 28, 2015

The Sherwin-Williams Company

Pricing Term Sheet

$400,000,000 3.450% Senior Notes due 2025 (the “2025 Notes”)

$400,000,000 4.550% Senior Notes due 2045 (the “2045 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Pricing Date:	July 28, 2015

Settlement:	July 31, 2015 (T+3)

Maturity:	2025 Notes: August 1, 2025
2045 Notes: August 1, 2045

Principal Amount:	2025 Notes: $400,000,000
2045 Notes: $400,000,000

Benchmark Treasury:	2025 Notes: UST 2.125% due May 15, 2025
2045 Notes: UST 2.500% due February 15, 2045

Benchmark Treasury Price and Yield:	2025 Notes: 98-27 / 2.257%
2045 Notes: 90-15+ / 2.987%

Spread to Benchmark Treasury:	2025 Notes: +120 bps
2045 Notes: +160 bps

Yield to Maturity:	2025 Notes: 3.457%
2045 Notes: 4.587%

Coupon:	2025 Notes: 3.450%
2045 Notes: 4.550%

Public Offering Price:	2025 Notes: 99.941%
2045 Notes: 99.400%

Optional Redemption:	2025 Notes: At any time before May 1, 2025 at a discount rate of Treasury plus 20 basis points

2045 Notes: At any time before February 1, 2045 at a discount rate of Treasury plus 25 basis points

Notwithstanding the foregoing, if (i) the 2025 Notes are redeemed on or after May 1, 2025 (the date that is three months prior to their maturity date), the 2025 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (ii) the 2045 Notes are redeemed on or after February 1, 2045 (the date that is six months prior to their maturity date), the 2045 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2016

CUSIP:	2025 Notes: 824348 AR7
2045 Notes: 824348 AS5

ISIN:	2025 Notes: US824348AR78
2045 Notes: US824348AS51

Ratings*:	A2 (stable outlook) /A (stable outlook)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Underwriting (Conflicts of Interest):	Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is a lender under the revolving credit facility that we intend to repay with a portion of the net proceeds of this offering. Accordingly, Citigroup Global Markets Inc. or its affiliate, Citibank, N.A., may receive more than five percent (5%) of the proceeds of this offering and, therefore, Citigroup Global Markets Inc. is deemed to have a “conflict of interest” under Rule 5121 (“FINRA Rule 5121”) of the Financial Industry Regulatory Authority. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes offered are investment grade rated (as defined in FINRA Rule 5121). To comply with FINRA Rule 5121, Citigroup Global Markets Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 (collect), or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll-free).

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